Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Qinhui Technology International Co., Ltd.
勤惠科技国际有限公司
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0000625 per share	457(o)	1,250,000	$6.00		$7,500,000	0.0001531	$1,148.25

Total Offering Amounts					$			$1,148.25
Total Fee Offsets
Net Fee Due								$1,148.25

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, amended (the “Securities Act”). There is no public market for the ordinary shares par value $0.0000625 per share (the “Ordinary Shares”), being registered hereunder. The proposed maximum aggregate offering price of the Ordinary Shares being registered hereunder represents the public offering price of $6.00 per Ordinary Share.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for additional shares issuable as a result of the exercise of underwriters’ over-allotment option or underwriters’ warrants.